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                                                                   EXHIBIT (99)B


                           NEW ENGLAND TRUST COMPANY
                             144 Westminster Street
                        Providence, Rhode Island   02503


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD DECEMBER ___, 1994



  A Special Meeting of Shareholders of New England Trust Company will be held at the offices of New England Trust Company located at 144 Westminster Street, Providence, Rhode Island, on December ___, 1994 at __:__ __.m. local time, for the following purposes:


  (1) voting upon the Agreement and Plan of Share Exchange, dated as of September 14, 1994, among First of America Bank Corporation, New England Trust Company, Devon W. Deyhle, Ernest R. Famiglietti and Ruth K. Mullen (the "Share Exchange Agreement") as described in the accompanying Prospectus/Proxy Statement; and


  (2) transacting such other business as properly may come before the meeting or any adjournment thereof.


  Only holders of record of New England Trust Company Common Stock at the close of business on _________________, 1994, are entitled to notice of and to vote at the meeting.


  In order to assure that your shares will be represented and voted at the meeting, please mark, sign and date the enclosed proxy, and mail it in the return envelope provided.

Dated:   ___________________, 1994

            By order of the Board of Directors



            Ernest R. Famiglietti
            Chairman of the Board and Chief
            Executive Officer